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                      PUT OPTION AND CALL OPTION AGREEMENT

         This Agreement dated as of __________ __, 1997 by and between WHG Resorts & Casinos Inc., a Delaware corporation, with its principal executive offices at 6063 East Isla Verde Avenue, Carolina, Puerto Rico 00979 (the "Company"), and Louis J. Nicastro residing at Cleft Road, Mill Neck, New York 11765 ("Nicastro").

                              W I T N E S S E T H:

         WHEREAS, the Company is about to be spun off from its parent WMS Industries Inc. and thereafter will be a separate public company; and

         WHEREAS, the Company is the owner, among other things, of 62% of the outstanding common stock of Williams Hospitality Group Inc. ("WHGI") and is a party to a stockholders agreement with the other stockholders of WHGI which stockholders agreement provides, among other things, that commencing April 30, 1999 or earlier in the event Nicastro ceases to be Chairman and Chief Executive Officer of WHGI, certain actions by the WHGI Board of Directors and Stockholders will require a super majority vote thereby permitting the minority stockholders of WHGI to have the power to block those actions; and

         WHEREAS, the Company desires to assure its ability after the spin-off to obtain additional capital and to provide a sufficient equity interest in the Company to Nicastro so as to induce Nicastro to remain employed by the Company and to serve as Chairman of the Board and Chief Executive Officer of WHGI so as to prevent the premature imposition of the super majority voting requirements at WHGI; and

         WHEREAS, Nicastro is willing to enter into an agreement with the Company which permits the Company to require him to purchase 300,000 shares of Series B Preferred Stock of



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the Company  with the  relative  rights and  preferences  set forth on Exhibit A hereto (300,000 shares of such preferred stock is referred to herein as the "Preferred Stock"); and

         WHEREAS, the Company is willing to grant Nicastro the right to purchase the Preferred Stock.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Put Option. Nicastro hereby grants to the Company the option (the "Put Option") to sell all, but not less than all, of the Preferred Stock to Nicastro for a purchase price of $10.00 per share, or an aggregate purchase price of Three Million Dollars ($3,000,000). The Put Option shall expire, if not exercised or extended by mutual agreement between Nicastro and the Company, at 5:00 p.m. local time New York, New York on December 31, 1999 (the "Put Expiration Date"). The Put Option may be irrevocably exercised by the Company at any time on or before the Put Expiration Date by written notice to Nicastro of the Company's election to exercise the Put Option in the manner herein provided. Upon the exercise of the Put Option, the Company shall have the obligation to issue and sell and Nicastro shall have the right and the obligation to purchase all of the Preferred Stock.

         2. Call Option.

                  2.1 The Company hereby grants to Nicastro the option (the "Call Option") to purchase all, but not less than all, of the Preferred Stock from the Company for a purchase price of $11.00 per share, or an aggregate purchase price of Three Million Three Hundred Thousand Dollars ($3,300,000). The Call Option shall expire, if not exercised or extended by mutual agreement between Nicastro and the Company, at 5:00 p.m. local time New York, New York


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on  December  31,  1999 (the "Call  Expiration  Date").  The Call  Option may be
exercised by Nicastro at any time after the "Call Option Conditions" set forth in Section 2.2 hereof are satisfied and on or before the Call Expiration Date by written notice to the Company of his election to exercise the Call Option in the manner herein provided. Upon the exercise of the Call Option, Nicastro shall have the right and the obligation to buy and the Company shall have the obligation to issue and sell all of the Preferred Stock to Nicastro.

                  2.2 Call Option Conditions.

                  The "Call Option Conditions" shall mean and will be satisfied if, at any time prior to the Call Expiration Date, any person or entity or group of persons or entities acting in concert, acquires or announces the intention to acquire beneficial ownership of 10% or more of the Company's voting common stock, $.01 par value per share (the "Common Stock"), (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") provided that the Call Option Conditions shall not be deemed satisfied if such person, entity or group

                  (i) was a 10% beneficial owner of Common Stock, as of the first date such Common Stock begins official trading, on a when-issued basis or otherwise; or

                  (ii) is at all times exempt from filing a Schedule 13D pursuant to the rules and regulations promulgated under the Exchange Act,

         3. Other Agreements.

                  3.1 The Company shall not increase the number of or change, alter or otherwise impair the relative rights, preferences or other provisions of the Preferred Stock as set forth in Exhibit A annexed hereto so long as the Put Option and Call Option remain outstanding.


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                  3.2   Notwithstanding   anything  to  the  contrary  contained
elsewhere in this Agreement, this Agreement and the Put Option and Call Option shall terminate and be null and void immediately upon the death of Nicastro.

                  3.3  Concurrently   herewith  Nicastro  and  the  Company  are
entering into a registration rights agreement with respect to the Common Stock issuable upon conversion of the Preferred Stock.

         4. The Closing. Upon due exercise of the Put Option or the Call Option, the Company and Nicastro shall mutually agree upon a closing date (the "Closing Date") which shall be within five days after such exercise; provided that if they shall fail to agree, the Closing Date shall be the fifth day after the exercise of the Put Option or the Call Option, as the case may be. The closing (the "Closing") with respect to the sale of the Preferred Stock to Nicastro shall be held at the offices of the Company at its address set forth on the first page of this Agreement, or at such other place as shall be mutually agreeable to the Company and Nicastro. At the Closing, the Company shall issue and sell, and Nicastro shall purchase, the Preferred Stock, subject to the Closing conditions set forth below.

                  4.1 The obligations of the Company to issue and sell the Preferred Stock to Nicastro shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, or the written waiver thereof by the Company.

                           4.1.1 Nicastro shall have paid the purchase price for
the Preferred Stock in accordance with Section 4 hereof; and

                           4.1.2  There  shall  be  no  temporary  or  permanent
injunction or restraining order in effect preventing such Closing.


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                  4.2 The  obligations  of Nicastro to  purchase  the  Preferred
Stock from the Company shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, or the written waiver thereof by Nicastro.

                           4.2.1  The   Company   shall   have   delivered   the
certificates representing the Preferred Stock to Nicastro, free and clear of any liens, charges, encumbrances or other adverse claims with respect thereto.

                           4.2.2  There  shall  be  no  temporary  or  permanent
injunction or restraining order in effect preventing such Closing.

                           4.2.3  All  representations  and  warranties  of  the
Company made herein shall be true in all material respects when made and on the Closing Date, and the Company shall have performed all agreements on its part to be performed hereunder.

         5. Payment of Purchase Price. The purchase price for the Preferred Stock shall be paid on the Closing Date by wire transfer to the bank account of the Company, or in such other manner as shall be acceptable to Nicastro and the Company.

         6. Consent Rights. So long as the Put Option and Call Option remain outstanding, the Company shall not, without the consent of two-thirds of its entire Board of Directors, issue any shares or become bound to issue any shares of any class or series of capital stock of the Company having voting rights other than (i) the 12,000,000 shares of Common Stock authorized for issuance pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or (ii) other capital stock containing only such limited voting rights as may be required by law.

         7. Representations and Warranties.

                  7.1 The Company hereby represents and warrants as follows:


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                           7.1.1 The Company is a corporation  validly  existing
and in good standing under the laws of the State of Delaware.

                           7.1.2 The  execution  and delivery of this  Agreement
has been duly authorized by the Board of Directors of the Company and no further corporate action is necessary to constitute this Agreement a valid and binding obligation of the Company.

                           7.1.3 The execution,  delivery and performance by the
Company of this Agreement does not conflict with any provision of its Certificate of Incorporation or By-laws.

                           7.1.4 The Company has  designated  for  issuance  the
Preferred Stock and reserved all of such shares only for issuance upon exercise of the Put Option or Call Option.

                           7.1.5 The Preferred Stock,  when issued is accordance
with the terms of this Agreement, and any shares of common stock issued upon conversion of shares of Preferred Stock, shall be fully paid and non assessable.

                  7.2 Nicastro represents and warrants that he has full right, power and authority to enter into this Agreement, and that he is acquiring the Put Option and will acquire the Preferred Stock for his own account without a view to distribution except as permitted by law.

         8. General Provisions.

                  8.1 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

                  8.2 This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts has been signed by each of the parties.


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                  8.3  Any and  all  notices  or  communications  or  deliveries required or permitted to be given pursuant to any of the provisions of this Agreement shall be deemed to have been duly given for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, hand delivered or sent by telegraph, telex or telephone facsimile as follows:

                  If to the Company:

                  6063 East Isla Verde Avenue
                  Carolina, Puerto Rico  00979
                  Fax:  787-791-7500
                  Attention:  President

                  with a copy to:

                  Shack & Siegel, P.C.
                  530 Fifth Avenue
                  New York, New York  10036
                  Fax:  212-730-1964
                  Attention:  Jeffrey N. Siegel, Esq.

                  If to Nicastro:

                  Louis J. Nicastro
                  Cleft Road
                  Mill Neck, New York  11765
                  Fax:  516-922-6858

or at such other address as any party may specify by notice given to the other parties in accordance with this Section 8.3. The date of giving of such notice shall be the date of actual receipt by the addressee of such notice.

                  8.4 This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any of the parties hereto and any attempt to assign this Agreement shall be void and of no effect.


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                  8.5  This  Agreement   shall  be  governed,   interpreted  and
construed in accordance with the laws of the State of Delaware.

                  8.6 This Agreement and the sale of the Preferred Stock hereunder has not been registered under the Securities Act of 1933, as amended, or the Securities Act of Puerto Rico.

         IN WITNESS WHEREOF, this Agreement has been made and executed as of the date first above written.

                                           WHG RESORTS & CASINOS INC.

                                           By:__________________________________


                                           _____________________________________
                                                      LOUIS J. NICASTRO


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